Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

Phone (441) 292 8515
Fax (441) 292 5280
Press Release

Contact:	David Radulski	Roger R. Scotton
	Investor Relations	Media Relations
	(441) 294 7460	(441) 294 7165

JOSEPH MAURIELLO JOINS XL CAPITAL LTD BOARD OF DIRECTORS

Hamilton, Bermuda - January 27, 2006 - XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) today announced that Mr. Joseph Mauriello has joined the Company’s Board of Directors.

Mr. Mauriello was formerly Deputy Chairman and Chief Operating Officer of KPMG LLP. He was also Chief Operating Officer for the Americas region and member of the Boards for KPMG LLP and KPMG Americas. During Mr. Mauriello’s career, he specialized in serving global financial services clients. He is a Certified Public Accountant in New York and New Jersey, and is a member of the American Institute of Certified Public Accountants. He is also a member of the Board of Overseers of the School of Risk Management, Insurance and Actuarial Sciences of the Peter J. Tobin College of Business at St. John’s University, New York, and a trustee of the St. Barnabas Hospital System in New Jersey.

XL Chairman Michael P. Esposito, Jr., said: “I am pleased that Joe Mauriello is bringing his unquestioned integrity, professionalism, and thoughtful perspective to XL’s Board. His forty years of experience in the global financial services industry will be invaluable to building our Company’s leadership position in the years ahead.”

XL President and Chief Executive Officer Brian M. O’Hara added: “I am looking forward to working with Joe Mauriello, who is joining the Company at a challenging time in our industry. I believe that Joe, with his expertise and insight, will be an important addition to XL’s Board.”

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of September 30, 2005, XL Capital Ltd had consolidated assets of approximately $54.9 billion and consolidated shareholders’ equity of approximately $7.0 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

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